Exhibit 10.1

EXECUTION COPY

LIMITED PARTNERSHIP AGREEMENT

OF

MM PEACHTREE HOLDINGS, LP

This Limited Partnership Agreement (together with the schedules attached hereto, this “Partnership Agreement”) of MM Peachtree Holdings, LP, a Delaware limited partnership (the “Partnership”), is entered into effective as of December 1, 2011 (“Effective Date”) by and among (i) Carter/Validus Operating Partnership, LP, a Delaware limited partnership (“CVOP”); (ii) Series Peachtree of GFI Migdal 1 LP, a Delaware limited partnership (“Migdal”); (iii) MM Participating Policies Residential LP, a Delaware limited partnership, MM Pensions Residential LP, a Delaware limited partnership, and MM Nostro Residential LP, a Delaware limited partnership (collectively, the “Menora Investors”); and (iv) Ramot Ofek Ltd. (“Ramot”). Capitalized terms used and not otherwise defined herein have the respective meanings set forth on Schedule A hereto.

The Partners, by execution of this Partnership Agreement, hereby form the Partnership as a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, (6 Del. §17-101 et seq.) as amended from time to time (the “Act”), and this Partnership Agreement, and the Partners hereby agree as follows:

Section 1. Name.

The name of the limited partnership formed hereby is MM Peachtree Holdings, LP.

Section 2. Principal Business Office.

The principal business office of the Partnership shall be located at 4211 W. Boy Scout Boulevard, Suite 500, Tampa, FL 33607, or at such other location as may hereafter be determined by the General Partner.

Section 3. Registered Office.

The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19901.

Section 4. Registered Agent.

The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19901, Delaware.

Section 5. Partners.

(a) Upon their execution of a counterpart signature page to this Partnership Agreement (i) the General Partner was admitted as the general partner of the Partnership and (ii) each of the Limited Partners were admitted as a limited partner of the Partnership.

(b) A Bankruptcy Action by or against any Partner shall not cause such Partner to cease to be a partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution. Additionally, to the fullest extent permitted by law, if any Partner ceases to be a partner of the Partnership such event, in and of itself, shall not terminate the Partnership and the Partnership shall continue without dissolution.

Section 6. Certificates.

The General Partner has executed, delivered and filed the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware. The General Partner or an authorized designee shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in any jurisdiction in which the Partnership may wish to conduct business.

The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership as provided in the Act.

Section 7. Purposes.

The purpose to be conducted or promoted by the Partnership is to engage in the following activities:

(a) to (i) own and hold a membership interest in the Holding Company, (ii) act as a member of the Holding Company and to enter into and perform to the fullest extent permitted by law, the limited liability company agreement of the Holding Company, as the same may be amended from time to time, and (iii) to acquire, own, hold, sell, lease, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with its limited liability company interest in the Holding Company, publicly or privately, together with such activities as may be necessary or advisable in connection therewith;

(b) to cause the Holding Company to acquire, own, hold, sell, lease, operate, manage, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance, vote or otherwise deal with (directly or indirectly through a wholly owned subsidiary company) the Property, publicly or privately, together with such activities as may be necessary or advisable in connection therewith; and

(b) to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Section 8. Management.

(a) Authorized Representatives. Subject in all events to the terms of this Partnership Agreement, the business and affairs of the Partnership shall be managed by the General Partner. The Partners hereby appoint CVOP as the initial General Partner of the Partnership. The General Partner shall serve until its removal by the Limited Partners in accordance with Section 8(d).

(b) Powers. Subject to Section 7 and Section 8, the General Partner shall have the power to implement the day to day business activity of the Partnership. Except as provided herein, the Limited Partners shall have no part in the operation or management of the Partnership and shall have no authority or right to act on behalf of or to bind the Partnership in connection with any matter.

(c) Limitations on the Partnership’s Powers and Activities. Notwithstanding any other provision of this Partnership Agreement, any other organizational documents or any provisions of law that empower the Partnership, the General Partner, or any other Person, the General Partner shall have no authority to perform any act in respect of the Partnership in violation of any (x) applicable laws or regulations or (y) agreement between the Partnership and/or the Holding Company, and any third party lender of the Partnership and/or the Holding Company. The Partnership shall at all times observe the applicable legal requirements for the recognition of the Partnership as a legal entity separate from any Partners or Affiliates of same, including, without limitation, as follows:

(i)	The Partnership shall maintain its principal executive office and telephone and facsimile numbers separate from that of any Affiliate of the Partnership or of any Partner and shall conspicuously identify such office and numbers as its own or shall allocate by written agreement fairly and reasonably any rent, overhead and expenses for shared office space. Additionally, the Partnership shall use its own separate stationery, invoices and checks which reflect its name, address, telephone number and facsimile number.

(ii)	The Partnership shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate from those of any Affiliate of the Partnership or of any Partner or any other Person. The Partnership shall prepare quarterly and annual financial statements in accordance with Section 15 of this Partnership Agreement.

(iii)	The Partnership shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.

(iv)	The Partnership shall file or cause to be filed its own separate tax returns.

(v)	The Partnership shall hold itself out to the public (including any of its Affiliates’ creditors) under the Partnership’s own name and as a separate and distinct entity and not as a department, division or otherwise of any other Person or entity, including any Affiliate or Partner of the Partnership and will not use any trade name.

(vi)	The Partnership shall observe all customary formalities regarding the existence of the Partnership, including maintaining current and accurate minute books separate from those of any Affiliate of the Partnership or of any Partner.

(vii)	The Partnership shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers and agents, General Partner and representatives. No Affiliate shall be appointed or act as agent for the Partnership other than the General Partner.

(viii)	Investments shall be made in the name of the Partnership directly by the Partnership or on its behalf by brokers engaged and paid by the Partnership or its agents.

(ix)	Without the prior written consent of the Limited Partners under Section 8(g), the Partnership shall not (A) guarantee, pledge its assets to, assume, or hold itself out, or permit itself to be held out, as having guaranteed, pledged its assets to, or assumed or otherwise become responsible for any liabilities or obligations of any Person, including any Partner or any Affiliate of the Partnership, or (B) make any loan.

(x)	Assets of the Partnership shall be separately identified, maintained and segregated. The Partnership’s assets shall at all times be held by or on behalf of the Partnership and if held on behalf of the Partnership by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership. This restriction requires, among other things, that (i) Partnership funds shall be deposited or invested in the Partnership’s name, (ii) Partnership funds shall not be commingled with the funds of any Affiliate of the Partnership or of any Partner or other Person, (iii) the Partnership shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate of the Partnership or of any Partner or other Person, and (iv) Partnership funds shall be used only for the business of the Partnership or distributions to Partners.

(xi)	The Partnership shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of the Partnership or of any Partner or other Person.

(xii)	To the extent the Partnership actually pays the same, the Partnership shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, only out of its own separate funds and assets, and shall maintain a sufficient number of employees in light of its contemplated business operations.

(xiii)	The Partnership shall not do any act which would make it impossible to carry on the ordinary business of the Partnership.

(xiv)	Without the prior written consent of the Limited Partners under Section 8(g), none of the Partnership’s funds shall be invested in securities issued by, nor shall the Partnership acquire the indebtedness or obligation of or make any loans to, any Affiliate of the Partnership or of any Partner.

(xv)	The Partnership shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to the Partnership than are obtainable in the market from an entity or individual that is not an Affiliate of the Partnership or of any Partner.

(d) The General Partner may be removed as general partner of the Partnership by the vote or consent of the Majority in Interest of the Partners, for any reason or no reason. In the case of any such removal, another General Partner may be substituted upon the consent and vote of a Majority in Interest of the Partners. Such consent and vote shall be evidenced by a certificate signed by a Majority in Interest of the Partners. In the event of such action, such General Partner (i) shall cease to participate in the management of the Partnership as of the date of execution of the certificate, and (ii) shall remain liable to the Partnership and the Limited Partners for any damages caused by its willful misconduct, fraud or gross negligence.

(e) Without the prior written consent of a Majority in Interest of the Partners, the Partnership shall not enter into, amend, or terminate a contract with any Partner, or an Affiliate of any Partner, for the sale of goods to, or the performance of services for, the Partnership.

(f) Notwithstanding anything in this Section 8 or elsewhere in this Partnership Agreement to the contrary, (x) the prior vote or written consent of the Majority in Interest of the Partners shall be required in order for the Partnership to, and (y) in the case if clauses (i), (iv), (v), (viii), (ix) and (x) below, the Majority in Interest of the Partners shall be authorized to direct the General Partner to:

(i)	subject in any event to the provisions of Section 18 below, admit any new Limited Partner to the Partnership or permit the direct or indirect transfer or allocation of any Ownership Interest to any new Limited Partner;

(ii)	take any Bankruptcy Action;

(iii)	enter into a business or take any action that is not consistent with the terms of Section 7(a) hereof;

(iv)	dissolve, wind-up, or liquidate the Partnership;

(v)	enter into any transaction of merger or consolidation or acquire by purchase or otherwise all or substantially all of the business or assets or any stock or other evidence of beneficial ownership of an Affiliate of the Partnership or any other Person; or

(vi)	borrow funds or enter into any secured or unsecured loan, financing or refinancing transaction; approve the material terms of any loan documents or financing transaction; and amend or modify the terms and conditions of any loan documents for any loan, financing or refinancing;

(vii)	use the assets of the Partnership as collateral for any loan or financing transaction;

(viii)	sell all or any part of the Partnership’s interests in the Holding Company;

(ix)	modify or otherwise change this Partnership Agreement;

(x)	make material tax elections or decisions;

(xi)	initiate, negotiate or settle any litigation or arbitration on behalf of the Partnership with any third party over applicable insurance coverage or negotiate or settle any such litigation or arbitration that would require any expenditure by the Partnership; or

(xii)	make any loans to any Person.

(g) The Partners hereby acknowledge and agree that (i) the Partnership shall hold, as of the date hereof, a 79.4692% limited liability company interest in the Holding Company, and (ii) the Partnership shall execute, as of the date hereof, a limited liability company agreement for the Holding Company (the “Holding Company Agreement”). Pursuant to the terms of the Holding Company Agreement, the Partnership, in its capacity as a member of the Holding Company shall have the right to approve certain actions of the Holding Company, vote upon certain actions of the Holding Company and otherwise exercise certain rights with respect to the Holding Company. In the event that the Partnership receives a notice of any actions or votes that the Partnership is permitted or required to take under the terms of the Holding Company Agreement, then the General Partner shall immediately deliver written notice to each Partner setting forth the applicable vote to be taken with respect to the Holding Company and the date by which the Partnership is required to take such vote. Notwithstanding any provision herein to the contrary, in connection with any such vote or approval to be taken by the Partnership with respect to the Holding Company, each Partner shall be authorized to direct the General Partner to vote its pro rata indirect share of the Partnership’s votes under the Holding Company Agreement (as if such Partner held the interests in the Holding Company directly) in a manner directed by such Partner. The General Partner shall not be authorized or permitted to exercise any of the Partnership’s votes or rights with respect to the Holding Company, or under the Holding Company Agreement, other than in the manner directed by the Partners under this Section 8(g); provided that if one or more Partners do not (or are not permitted to) direct the General Partner how to vote its pro rata share of the Partnership’s votes, then such remaining votes shall be voted, pro rata, in accordance with the manner that the Partnership’s other votes shall be voted.

By way of illustration only: (i) In the event that the Partnership holds a 76% interest in the Holding Company, and a Partner holds a 50% interest in the Partnership, then such Partner shall be authorized to direct the General Partner to vote 50% of its vote with respect to the Holding Company (e.g., 38% of the overall vote of the members of the Holding Company) in the manner determined by such Partner. (ii) If a 50% Partner elects to vote “for” an action, and another Partner holding a 40% interest in the Partnership votes “against” such action, then the General

Partner shall vote 50% of the Partnership’s votes “for” such action and 40% of the Partnership’s votes “against” such action.

(h) For so long as CVOP is the Manager of the Holding Company, Migdal and the Menora Investors collectively agree to pay a monthly asset management fee to Carter Validus Real Estate Management Services, LLC (the “Asset Manager”) in an amount equal to three-quarters of one percent (0.75%) of the gross rents from the Property, in exchange for which the Asset Manager shall be required to provide all asset management functions and services in connection with the Partnership, the Holding Company and the Property Owner (including, without limitation, the delivery of all reports, returns, appraisals and other records relating to the Partnership, the Holding Company, the Property Owner and the Property) required under this Agreement or the Holding Company Agreement.

(i) The Partners acknowledge and agree that pursuant to the terms of the Holding Company Agreement, the Partnership may have the right, from time to time, to acquire all of the interests of CVOP in the Holding Company or to acquire the Property (whether as a result of a right of first refusal, buy-sell, right to sell the Property, or otherwise) (the “CVOP Purchase Provisions”). The Partners hereby agree that (i) any and all of the rights of the Partnership with respect to the CVOP Purchase Provisions shall be exercised solely by Migdal and the Menora Investors on behalf of the Partnership, (ii) Migdal and the Menora Investors shall have the right to assign and transfer the Partnership’s rights arising under any of the CVOP Purchase Provisions to any designee (whether an Affiliate or a third-party) that they appoint, (iii) all of the funds required in connection with the exercise by the Partnership of the CVOP Purchase Provisions shall be funded by Migdal and the Menora Investors (and/or their designees) as Capital Contributions, Partner loans, or any combination thereof, as determined by Migdal and the Menora Investors in their sole discretion (provided that CVOP and Ramot shall not be obligated to make any Capital Contributions in connection with the exercise of the CVOP Purchase Provisions), and (iv) the interests in the Holding Company acquired by the Partnership in connection with the CVOP Purchase Provisions shall be held solely for the benefit of Migdal and the Menora Investors (and/or their designees) and not for the benefit of CVOP and Ramot, such that all distributions, proceeds, expenses, profits and losses relating to such acquired Holding Company interests shall be held, distributed and allocated solely to and for the benefit of Migdal and the Menora Investors (and/or their designees). Notwithstanding the foregoing, if Migdal and the Menora Investors elect to exercise their right to purchase the Property as a “Responding Member” under Section 8(k) of the Holding Company Agreement and Ramot notifies Migdal and the Menora Investors that it wishes to participate in such purchase within fourteen (14) days of Migdal and the Menora Investors making their election, then the Company shall purchase the Property and Ramot shall be obligated to provide its pro rata share of the funds required to purchase the Property; provided that the foregoing shall not apply if Migdal and the Menora Investors cause a third party designee to acquire the Property under Section 8(k) of the Holding Company Agreement.

Section 9. General Partner.

The Partnership shall maintain at all times at least one general partner which, to the fullest extent permitted by law, including Section 16-1101(d) of the Act, shall consider only the interests of the Partnership in acting or otherwise voting on the matter for which its approval is required. No provision of this Partnership Agreement shall be deemed to prohibit or limit any general partner’s rights as a limited partner with respect to any limited partner interest held by such general partner pursuant to the terms of this Partnership Agreement.

Section 10. Limited Liability.

Except as provided herein (including pursuant to Section 17) or by the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners. Except as otherwise expressly required by law, each of the Limited Partners, in its capacity as such, shall have no liability in excess of (a) the amount of its committed capital contribution to the Partnership, (b) its share of any undistributed profits and assets of the Partnership, (c) its obligation to make other payments expressly provided for in this Partnership Agreement, and (d) the amount of any distributions wrongfully distributed to it.

Section 11. Capital Contributions.

(a) Each Partner hereby agrees to contribute to the capital of the Partnership as follows:

(i)	Migdal and the Menora Investors shall contribute to the capital of the Partnership the amounts required pursuant to Section 8(j)(iv) of the Holding Company Agreement (regarding the Facilitation Fee), in proportion to their respective Ownership Interests, or such other proportion as Migdal and the Menora Investors shall agree.

(ii)	Each of the Partners shall contribute its Pro Rata share of the amounts that the Partnership is required to contribute to the Holding Company under Sections 11(a)(i) and (ii) of the Holding Company Agreement.

Based on the estimated amounts to be contributed by the Partners pursuant to this Section 11(a) as of the date hereof, the total capital contributions of the Partners as of the closing of the Partnership’s purchase of the Property is currently estimated (subject to finalizing actual costs and expenses, and approving final budgeted capital) to be equal to the amounts listed on Schedule B attached hereto.

(b) Subject to the remaining terms of this Section 11, no Partner shall be obligated to make and the General Partner shall have no right or authority to call for any capital contributions in excess of each Partner’s capital contributions described in Section 11(a) above; provided however that in the event that the Partnership is required to make a capital contribution to the Holding Company in accordance with the terms and conditions of the Holding Company Agreement, then the General Partner shall deliver a written notice to each Partner stating that such payment is due (any such written notice a “Capital Call Notice”). All additional Capital Contributions to be funded pursuant to a Capital Call Notice shall be funded pro rata among the Partners based upon their relative partnership interests. Each Capital Call Notice shall specify the amount of the called Capital Contribution and the date such Capital Contribution must be received by the Partnership, which date shall not be less than twenty (20) calendar days following the date of the Capital Call Notice. Each Capital Contribution pursuant to a Capital

Call Notice shall be made by means of wire transfer or other form of immediately available funds set forth in the Capital Call Notice. No interest shall be paid on any Capital Contribution and, except as otherwise agreed by all the Partners, no Partner shall be obligated to make any Capital Contributions. Notwithstanding the general provisions of this Section 11(b), in the event that the General Partner delivers a Capital Call Notice and no Event of Default exists with respect to such Capital Call Notice (e.g., each Partner funds its Pro Rata share of such capital call), then at the request of Migdal or the Menora Investors, the Partners hereby agree that the entire amount funded by all Partners in respect of such capital call shall be funded by the Partners as “Preferred Partner Loans” and not as additional Capital Contributions. All “Preferred Partner Loans” shall accrue interest at a rate equal to twelve percent (12%) per annum compounded annually, and shall be required to be repaid in full (principal and interest) before the Partnership makes any distributions to the Partners under Section 14 hereof. In connection with the foregoing, the Partnership and the Partners agree to execute such loan documents and notes reasonably approved by the Partners, which loan documents and notes shall evidence the Preferred Partner Loans funded by the Partners under the preceding sentence.

(c) The failure by any Partner to make any portion of the Capital Contribution required to be contributed by such Partner pursuant to a Capital Call Notice, within ten (10) calendar days of a written notice of default from the General Partner, shall constitute an event of default by such Partner (“Event of Default”). Upon the occurrence of an Event of Default, such Partner may be deemed a “Defaulting Partner” and the following provisions shall apply (subject in all events to Section 11(d) below).

(i)	Whenever the vote, consent, act or decision of a Partner or of the Partners is required or permitted pursuant to this Partnership Agreement (including without limitation the voting and approval rights of the Partners under Section 8(f) and Section 8(g)), a Defaulting Partner shall not be entitled to participate in such vote or consent, or to take such act or make such decision, and such vote, consent, act or decision shall be tabulated or made as if such Defaulting Partner were not a Partner.

(ii)	Other than as provided in this Section 11(c), the obligations of any Defaulting Partner to the Partnership under this Partnership Agreement shall not be extinguished as a result of the existence of the rights, or the occurrence of one or more of the transactions, contemplated by this Section 11(c).

(iii)	The General Partner shall have the right to commence legal proceedings against the Defaulting Partner to collect all amounts owed by such Defaulting Partner to the Partnership pursuant to the terms of this Partnership Agreement, together with interest thereon at the maximum rate permitted by law up to twenty-five percent (25%) per annum from the date of the Event of Default plus all collection expenses, including attorneys’ fees.

(iv)	No right, power or remedy conferred upon the General Partner in this Section 11(c) shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 11(c) or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Defaulting Partner and no delay in exercising any right, power or remedy conferred in this Section 11(c) or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(v)	Each Partner acknowledges by its execution hereof that it has been admitted to the Partnership in reliance upon its agreements under this Section 11, that the General Partner and the Partnership may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.

(vi)	Once a Defaulting Partner has paid to the Partnership all Capital Contributions required under this Section 11, together with interest on the amount of the Capital Contribution with respect to which the Defaulting Partner has defaulted at the maximum rate permitted by law up to twenty-five percent (25%) per annum from the date of the Event of Default (plus all collection expenses including attorneys’ fees), then the provisions of this Section 11(c) shall no longer apply and the Defaulting Partner shall no longer be a Defaulting Partner for purposes of this Partnership Agreement (it being understood that the provisions of this Section 11(c) shall apply in accordance with their terms in the event of a subsequent default by any Partner with respect to any Capital Call Notice).

(vii)	Without limiting its other rights and remedies under this Section 11(c), the General Partner may offset or reduce any one or more distributions to which a Defaulting Partner would otherwise be entitled under Section 14 by an aggregate amount that the Defaulting Partner would be required to pay under paragraph (vi) of this Section 11(c) in order to no longer be a Defaulting Partner. Once distributions otherwise payable to the Defaulting Partner have been offset or reduced by such aggregate amount, then the provisions of this Section 11(c) shall no longer apply and the Defaulting Partner shall no longer be a Defaulting Partner for purposes of this Partnership Agreement (it being understood that the provisions of this Section 11(c) shall apply in accordance with their terms in the event of a subsequent default by any Partner with respect to any Capital Call Notice). Any distributions that have been offset or reduced pursuant to this paragraph (vii) nonetheless shall be deemed to have been distributed to the Defaulting Partner for purposes of Section 14.

(d) In the event a Partner shall become a Defaulting Partner, the General Partner shall notify the other Partners (each, a “Non-Defaulting Partner”) immediately following an Event of Default. Subject to the terms of Section 11(e) below, if the Defaulting Partner is still a

Defaulting Partner fifteen (15) calendar days following the Event of Default, then each Non-Defaulting Partner shall have the right, but not the obligation, to make a Capital Contribution equal to all (but not less than all) of the Capital Contribution(s) with respect to which the Defaulting Partner has defaulted; provided that if more than one Non-Defaulting Partner elects to make such a Capital Contribution, such Capital Contribution shall be made by such electing Non-Defaulting Partners on a Pro Rata basis (or on such other basis approved by such Non-Defaulting Partners in their discretion). In the event a Non-Defaulting Partner makes such a Capital Contribution prior to the date on which a Defaulting Partner cures the Event of Default in compliance with paragraph (vi) of Section 11(c) (or the Event of Default is deemed cured under paragraph (vii) of Section 11(c)), then (i) the Ownership Interests of the Partners shall be reallocated in accordance with the next sentence of this Section 11(d), and (ii) the provisions of Section 11(c) shall no longer apply and the Defaulting Partner shall no longer be a Defaulting Partner for purposes of this Partnership Agreement (it being understood that the provisions of Section 11(c) and this Section 11(d) shall apply in accordance with their terms in the event of a subsequent default by any Partner with respect to any Capital Call Notice). In the event a Non-Defaulting Partner makes a Capital Contribution on behalf of a Defaulting Partner pursuant to the preceding sentence (any such Capital Contribution an “Additional Contribution”), then the Ownership Interest of the Non-Defaulting Partner(s) shall be increased by an amount equal to a fraction, the numerator of which is equal to 200% of the amount of the Additional Contribution made by such Non-Defaulting Partner and the denominator of which is equal to the total Capital Contributions made by all the Partners through and including the date such Non-Defaulting Partner made the Additional Contribution. The Ownership Interest of the Defaulting Partner shall be reduced by the percentage by which each Non-Defaulting Partner’s Ownership Interest increases pursuant to the preceding sentence. After the date that the Non-Defaulting Partner elects to recalculate and reallocate Ownership Interests pursuant to this Section 11(d), there shall be no right on the part of (x) the Defaulting Partner to cure the Event of Default, such Event of Default being deemed to have been cured by the Non-Defaulting Partner(s), or (y) the General Partner to seek any other or further remedies with respect to such Event of Default under Section 11(c), such reallocation being deemed to have been accepted by the General Partner and the Non-Defaulting Partners as their sole and exclusive remedy for such Event of Default. In the event of such reallocation, the Defaulting Partner shall execute any deeds or other instruments and take any action that the General Partner or Non-Defaulting Partner may deem to be necessary or advisable to evidence the reallocation of the Ownership Interests, including amending Schedule B to this Partnership Agreement. In furtherance of the foregoing, each Partner, in the event it becomes a Defaulting Partner, hereby constitutes and appoints the General Partner its true and lawful attorney-in-fact, irrevocably, with full power after any reallocation of Ownership Interests pursuant to this Section 11(d) to take any action described in the immediately preceding sentence, which appointment as attorney-in-fact is coupled with an interest.

(e) Notwithstanding the provisions of Section 11(d) above, in the event that a Capital Call Notice is issued in respect of a “Capital Call Notice” issued under clause (i) of Section 11(b) of the Holding Company Agreement (e.g., a capital call approved by members of the Holding Company holding a 51% ownership interest in the Holding Company), and there are one or more Defaulting Partners in connection with such capital call, then (x) the full amount of the Capital Contributions funded by the Non-Defaulting Partners pursuant to such Capital Call Notice shall be converted into “Default Loans” to the Partnership, and (y) in lieu of the rights provided under

Section 11(d) above, if the Defaulting Partner is still a Defaulting Partner fifteen (15) calendar days following the Event of Default, then each Non-Defaulting Partner shall have the right, but not the obligation, to make additional “Default Loans” to the Partnership equal to all (but not less than all) of the Capital Contribution(s) with respect to which the Defaulting Partner has defaulted; provided that if more than one Non-Defaulting Partner elects to make such a Default Loan, the such Default Loan shall be made by such electing Non-Defaulting Partners on a Pro Rata basis (or on such other basis approved by such Non-Defaulting Partners in their discretion). “Default Loans” funded by the Partners shall accrue interest at a rate equal to fifteen percent (15%) per annum compounded annually, and shall be required to be repaid in full (principal and interest) before the Partnership makes any distributions to the Partners under Section 14 hereof. In the event a Non-Defaulting Partner makes additional Default Loans under clause (y) above (to cure a default by a Defaulting Partner), then the provisions of Section 11(c) shall no longer apply and the Defaulting Partner shall no longer be a Defaulting Partner for purposes of this Partnership Agreement (it being understood that the provisions of Sections 11(c), (11(d) and 11(e) shall apply in accordance with their terms in the event of a subsequent default by any Partner with respect to any Capital Call Notice).

(f) Notwithstanding the foregoing provisions of this Section 11, the Partners hereby acknowledge and agree that a Defaulting Partner’s failure to make a Capital Contribution under this Partnership Agreement may result in (i) the failure of the Partnership to make a required capital contribution to the Holding Company, and (ii) the Partnership suffering adverse consequences as a result of such failure, in accordance with terms and conditions of the Holding Company Agreement. The Partners hereby acknowledge and agree that it is the intention of the Partners that any adverse consequences suffered by the Partnership (in accordance with the Holding Company Agreement) as a result of a Defaulting Partner’s failure to make a Capital Contribution (e.g., dilution and/or reduced distributions), shall be borne solely by the Defaulting Partner and the provisions and terms of this Partnership Agreement shall be deemed to be amended to the extent necessary (e.g., through reallocating distributions of cash otherwise to be distributed to the Defaulting Partner under Section 14 hereof), to cause such adverse consequences to be borne by such Defaulting Partner.

(g) In the event that a Capital Call Notice is issued in respect of a “Capital Call Notice” issued under clause (ii) of Section 11(b) of the Holding Company Agreement, and Ramot is a Defaulting Partner in connection with such capital call, then in lieu of the rights provided under Section 11(d) above, if Ramot is still a Defaulting Partner ten (10) calendar days following the Event of Default, then each Non-Defaulting Partner shall make “Ramot Loans” to Ramot (which amounts shall be funded directly to the Partnership for the benefit of Ramot and in respect of its Capital Contribution obligation) equal to the Capital Contribution(s) with respect to which Ramot has defaulted; which Ramot Loans shall be funded 25% by CVOP, 37.5% by the Menora Investors and 37.5% by Migdal (or on such other basis approved by such Non-Defaulting Partners in their discretion). “Ramot Loans” funded by the Partners shall accrue interest at a rate equal to eighteen percent (18%) per annum compounded annually, and shall be paid out of all proceeds of the Partnership that would otherwise be applied to (i) make payments to Ramot in connection with its Partner Loan, and (ii) make distributions to Ramot under Section 14 hereof; provided that for all purposes of this Agreement and the Partner Loans, amounts paid the Partnership hereunder in respect of the Ramot Loans shall be deemed to have been paid/distributed by the Partnership to Ramot, and then applied by Ramot as a payment under the terms of the Ramot Loans. In the event that the Non-Defaulting Partners makes Ramot Loans, then the provisions of Section 11(c) shall no longer apply and Ramot shall no longer be a Defaulting Partner for purposes of this Partnership Agreement (it being understood that the provisions of Sections 11(c) – 11(g) shall apply in accordance with their terms in the event of a subsequent default by Ramot with respect to any Capital Call Notice).

Section 12. Capital Accounts.

(a) Capital Accounts shall be established for each Partner on the books of the Partnership. There shall be established for each Partner on the books of the Partnership an opening capital account (the “Opening Capital Account”) equal to the initial capital contribution actually paid to the Partnership. For each fiscal year after the year in which the initial Opening Capital Account is established, a Partner’s Opening Capital Account shall be an amount equal to the Closing Capital Account of such Partner for the immediately preceding fiscal year. An Opening Capital Account shall also be established for each Partner on the date immediately following any other date on which Closing Capital Accounts of Partners shall be determined pursuant to subsection (b) of this Section 12.

(b) At the end of each fiscal year, on the date of withdrawal of any Partner and on the date of termination of the Partnership, a closing Capital Account (“Closing Capital Account”) for each Partner shall be determined by adjusting the Partner’s most recent Opening Capital Account to give effect to any capital contributions paid to the Partnership during such period, all amounts distributed to such Partner pursuant to Section 14 with respect to such period and income and/or losses allocated to such Partner in accordance with Section 13 with respect to such period. In addition, the General Partner may cause the Closing Capital Account of each Partner to be so determined as of any other date during any fiscal year, in either case applying the allocation provisions of Section 13 as if the portion of the current fiscal year ended on such other date were the end of a fiscal year. Any such determination by the General Partner shall be based on the Partnership’s unaudited financial statements at and for the portion of the fiscal year ended on such date.

(c) At the discretion of the General Partner, the Capital Account of each Partner may be adjusted to reflect a revaluation of the Partnership’s assets upon the occurrence of the following events:

(i)	The contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration for any Ownership Interests;

(ii)	The distribution of money or other property (other than a de minimis amount) by the Partnership to a withdrawing or continuing Partner as consideration for any Ownership Interests; or

(iii)	The liquidation of the Partnership within the meaning of IRC Regulation Section 1.704-1(b)(2)(ii)(g).

The adjustment (x) shall be based on a reasonable estimate of the fair market value of Partnership assets (taking Section 7701(g) of the IRC into account) on the date of adjustment, as conclusively determined by the good faith action of all of the Limited Partners, (y) shall not require an appraisal unless the General Partner determines otherwise in its good faith discretion and (z) shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the assets (that have not previously been reflected in Capital Accounts) would be allocated among the Partners if there were a taxable disposition of the property for fair market value on that date. The purpose of this adjustment is to maintain as much as possible an equality between the Capital Account balance of any new Partners and Partners previously admitted.

The principles governing the adjustments of Capital Accounts are intended to satisfy the capital account maintenance requirements of IRC Regulation Section 1.704-1(b)(2)(iv) and shall be construed consistently therewith. If in the reasonable opinion of the Partnership’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 12 should be modified to comply with Section 704(b) of the IRC and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 12, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not alter the economic agreement between or among the Partners as reflected in this Partnership Agreement.

(d) The provisions of this Section 12 are not intended to be for the benefit of any creditor or other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners; and no creditor or other person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Partnership or any of the Partners.

(e) No interest shall be paid on any Capital Contribution.

Section 13. Income, Losses, Credits.

(a) Income and Gain. Except as otherwise provided in this Section 13, all Profits shall be allocated to the Partners so as to reduce proportionately the differences between their respective Modified Capital Accounts and their Target Capital Accounts.

(b) Losses and Deductions. Except as otherwise provided in this Section 13, Losses will be allocated to the Partners in accordance with the following order:

(i)	First, to reduce proportionately the differences between their respective Modified Capital Accounts and their Target Capital Accounts, until such time as the Modified Capital Account of each Partner is equal to zero; and

(ii)	The balance, if any, to the Partners, Pro Rata.

(c) Credits. All credits shall be allocated to the Partners Pro Rata.

(d) Limitation on Losses. Except as otherwise required by this Section 13, the losses allocated pursuant to Section 13(b) shall not exceed the maximum amount of losses that can be so allocated without causing any Partner to have an increased Modified Negative Capital

Account at the end of any fiscal year after taking into account reasonably expected distributions described in IRC Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In the event some but not all of the Partners would have an increased Modified Negative Capital Account as a consequence of an allocation of losses pursuant to this Section 13, the limitation set forth in this paragraph (d) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible losses to each Partner under Section 1.704-1(b)(2)(ii)(d) of the IRC Regulations. All losses in excess of the limitation set forth in this paragraph (d) shall be allocated to the Partners Pro Rata.

(e) Minimum Gain. Notwithstanding anything contained in this Partnership Agreement to the contrary, if there is a net decrease in the Partnership’s Minimum Gain for a taxable year, then there shall be allocated to the Partners items of Partnership income and gain to the extent and subject to the exceptions set forth in the minimum gain chargeback requirements of IRC Regulation Section 1.704-2(f).

(f) Section 704(c). In accordance with Section 704(c) of the IRC and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners under a method described in IRC Regulation Section 1.704-3(b) and approved by the Limited Partners, so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its agreed upon fair market value at the time of contribution. In addition, if Partnership property is revalued and Capital Accounts are adjusted, then subsequent allocations of income, gain, loss and deduction for tax purposes with respect to the revalued property shall take into account the variation between the property’s adjusted tax basis and book value in the same manner as under Section 704(c) of the IRC and Regulations, under a method described in IRC Regulation Section 1.704-3(b) and approved by the Limited Partners.

(g) Modified Negative Capital Account. If a Partner unexpectedly receives an adjustment, allocation or distribution described in IRC Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) that creates or increases a Modified Negative Capital Account, then items of income or gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) shall be allocated to that Partner in an amount and manner sufficient to eliminate, to the extent required by the IRC Regulations, the Modified Negative Capital Account created or increased by the adjustments, allocations or distributions as quickly as possible. For purposes of this subsection, in determining whether a Partner has a Modified Negative Capital Account, there shall be taken into account those adjustments, allocations and distributions that, as of the end of the year, are reasonably expected to be made. It is intended that the allocations pursuant to this subsection constitute a “qualified income offset” as that term is defined in Regulation Section 1.7041(b)(2)(ii)(d) or any successor provision and shall be interpreted accordingly.

(h) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions shall be specially allocated to the Partner that bears the risk of loss with respect to the Partner Nonrecourse Debt to which the deductions are allocable in accordance with Regulation Section 1.704-2(i)(1).

(i) Special Allocations – General. The special allocations described above are intended to comply with the Regulations under IRC Section 704(b). Notwithstanding anything contained in this Section 13 to the contrary, those special allocations shall be taken into account in computing subsequent allocations of net income, net losses and net gain or loss from a Capital Transaction or items thereof pursuant to this Section 13, so that, to the extent possible, the net amount of any item so allocated and the net income, net losses, and net gain or loss from a Capital Transaction and all other items allocated to each Partner pursuant to this Section 13 shall be equal to the net amount that would have been allocated to each such Partner pursuant to this Section 13 if those special allocations had not occurred.

Section 14. Distributions.

(a) No Partner shall have the right to demand the return of his capital contributions.

(b) Subject to the terms of Section 11(e) (relating to Default Loans) and Section 14(d) (relating to Partner Loans) hereof, and following the repayment in full of all Default Loans and Partner Loans, all cash flow, capital proceeds, refinancing proceeds and other distributable cash of the Partnership shall be distributed by the Partnership to the Partners, Pro Rata in accordance with their Ownership Interests.

(c) All the payments made directly by the Partnership to any taxing authority on behalf of any Partner shall be treated as non-interest bearing advance distributions to be subtracted from any distributions otherwise required by this Section 14 to be made to such Partner.

(d) The Partners hereby acknowledge and agree each of the Limited Partners have made a loan to the Partnership, as of the Effective Date, pro rata in accordance with their Ownership Interests (the “Partner Loans”). At any time that any amounts are outstanding under the terms of any Partner Loan, then notwithstanding the provisions of Section 14(b) hereof, the Partnership shall not make any distributions to the Partners and all available proceeds and cash flow shall be paid by the Partnership to the Limited Partners, on a pro rata basis based on the principal amounts under the Partner Loans, in respect of the obligations of the Partnership under the terms of the Partner Loans (which payments shall be applied first to interest, and then to outstanding principal, due and payable on such Partner Loans). For the avoidance of doubt, the Partner Loans of the Partners shall not constitute Capital Contributions made by the Partners, the Partner Loans of the Partners shall not be included in the Capital Accounts of the Partners, and interest payments made by the Partnership in respect of the Partner Loans shall not constitute distributions made by the Partnership to the Partners.

Section 15. Books and Records.

(a) The Partnership shall maintain books and records in such manner as is utilized in preparing the Partnership’s United States federal information tax return in compliance with Section 6031 of the IRC, and such other records as may be required in connection with the preparation and filing of the Partnership’s required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, records reflecting the Partners’ Capital Accounts and adjustments thereto.

(b) All books and records of the Partnership shall at all times be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours upon at least three (3) business days’ prior written notice. Within 3 days of the written request of a Partner, the Partnership shall make photocopies of the books and records of the Partnership so reasonably requested, and shall deliver the same to the Partner by mail, fax or electronically, at the Partner’s sole discretion.

(c) All funds of the Partnership may be deposited in such bank accounts as shall be established by the General Partner with a bank with a “composite 1” or “composite 2” rating under the Uniform Financial Institutions Ratings System. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the General Partner may designate.

(d) Within ninety (90) days after the end of each fiscal year of the Partnership, the General Partner (at its costs and expense) shall send each person or entity who was a Partner at any time during the fiscal year then ended a Schedule K-1 and such Partnership tax information as necessary for the preparation by such person or entity of its United States federal, state and local tax returns in accordance with any applicable laws, rules and regulations then prevailing. Such information shall include a statement showing such Partner’s share of distributions, income, gain, loss, deductions and expenses and other relevant fiscal items of the Partnership for such fiscal year. Upon the request of Migdal and/or the Menora Investors and at the cost and expense of the General Partner, the Partnership shall also provide Migdal and/or the Menora Investors with such additional information as shall be required by such Partner pursuant to rules and regulations applicable to participants in the insurance and/or pension industry. Promptly upon the request of any Partner, the General Partner will furnish to such Partner:

(i)	all United States federal, state and local income tax returns or information returns, if any, which the Partnership is required to file; and

(ii)	such other information as such Partner may reasonably request for the purpose of applying for refunds of withholding taxes.

(e) The General Partner (with the assistance of, and at the cost of, the Asset Manager, and without any right of reimbursement to the Partnership) shall provide the Partners with the following financial statements of the Partnership:

(i)

Within forty-five (45) days after the end of each fiscal year of the Partnership, the General Partner shall send to each person or entity who was a Partner of the Partnership at any time during the fiscal year then ended an audited statement of assets, liabilities and Partners’ capital as of the end of such fiscal year and related statements of income or loss and changes in assets, liabilities and Partners’ capital, all prepared in accordance with United Stated generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards. The General Partner shall engage Ernst & Young (or such other independent auditors as shall be approved by all Partners) to perform such annual audit and to prepare and deliver such audited financial statements.

(ii)	Within twenty four (24) days after the end of each of the first three fiscal quarters of each fiscal year of the Partnership, the General Partner shall send to each person or entity who was a Partner of the Partnership at any time during the fiscal quarter then ended an unaudited reviewed statement of assets, liabilities and Partners’ capital as of the end of such fiscal quarter and related unaudited reviewed statements of income or loss and changes in assets, liabilities and Partners’ capital, all prepared in accordance with GAAP and International Financial Reporting Standards.

(iii)	Within twenty (20) days after the end of each calendar month, the General Partner shall send to each person or entity who was a Partner of the Partnership at any time during the calendar month then ended a monthly performance report including an overview of Property activity, management and leasing, rent rolls, aged receivables report, average occupancy, average rental rates by unit type, a budget variance report and reconciliation, and an operating results summary including bank balances and reconciliations, prepared both as of the end of such calendar month and year-to-date.

(iv)	Upon the receipt by the Partnership of any reports, notices or other information from the Holding Company, the General Partner shall immediately deliver and forward copies of such reports, notices and information to the Partners.

In the event that the General Partner fails to provide such financial statements and reports in a timely fashion and such failure results from the actions or omissions of the Partnership’s accountants and/or auditors (e.g., Ernst & Young), then Migdal or the Menora Investors shall be authorized to provide notice to the General Partner and require the General Partner to replace such accountants and/or auditors with accountants and/or auditors that are satisfactory to the General Partner and the Majority in Interest of the Partners.

(f) The General Partner will serve as the “Tax Matters Partner” under Section 6231(a)(7) of the IRC to manage administrative and or litigated tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership tax matters. Each of the other Partners expressly consents to such designation, agrees to waive any right which otherwise may exist to intervene in any such matters and agrees that, upon the request of the General Partner, it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The General Partner is specifically directed and authorized to take whatever steps the General Partner in its sole and absolute discretion deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations. Expenses of administrative proceedings relating to the determination of Partnership tax items at the Partnership level undertaken by the Tax Matters Partner shall be expenses that are incurred and paid for by the Partnership.

(g) Following the end of each fiscal year of the Partnership, the Partnership shall obtain, at the Asset Manager’s cost and expense and without a right of reimbursement, an appraisal of the Partnership’s interest in the Holding Company. In addition, at the request of Migdal or the Menora Investors, the Partnership shall obtain such additional appraisals, at the requesting party’s sole cost and expense (unless otherwise agreed). The General Partner will cooperate with Migdal or the Menora Investors in obtaining any such appraisal and shall provide or cause the Holding Company to provide the appraiser with access to the Property and all information with respect to the Holding Company and the Property which is reasonably requested by such appraiser in connection therewith. A copy of any such appraisal and related reports shall be made available to the General Partner and each requesting party immediately upon its receipt, and General Partner is authorized to share such appraisals and reports with each Partner of the Partnership. Unless otherwise agreed by the General Partner and the requesting party, the General Partner shall utilize one of the following appraisers in connection with any such appraisal: CBRE, Jones Lang Lasalle, Cushman & Wakefield or Eastdil.

Section 16. Other Business.

Without limiting or amending any provision in the Holding Company Agreement to the contrary, any Partner and any Affiliate of a Partner may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. The Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Partnership Agreement notwithstanding any other provision to the contrary at law or in equity.

Section 17. Exculpation and Indemnification.

(a) Except as otherwise provided in Section 17(e), to the fullest extent permitted by applicable law, neither the Partners, nor any employee or agent of the Partnership nor any partner, member, officer, employee, representative, manager, agent or Affiliate of the Partners (collectively, the “Covered Persons”) shall be liable to the Partnership or any other Person who is a party to or otherwise bound by the terms of this Partnership Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Partnership Agreement.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Partnership for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Partnership Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of an act or omission of such Covered Person described in Section 17(e); provided, however, that any indemnity under this Section 17(b) by the Partnership shall be provided out of and to the extent of Partnership assets only, and the General Partner and the Limited Partners shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time and upon the consent of all of the Limited Partners, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 17(e).

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Partners might properly be paid.

(e) Each Partner (in such capacity, the “Indemnifying Party”) shall indemnify the Partnership, the other Partners, and their respective directors, managers, officers, stockholders, partners, members, employees, agents, representatives and Affiliates (in such capacity, the “Indemnified Parties”), and hold the Indemnified Parties harmless from, against and in respect of any damage, loss or expense (including any reasonable attorney and accountant fees, legal costs or expenses) incurred as a result of (i) the Indemnifying Party’s (or an Affiliate’s) acts or omissions constituting gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, or a knowing violation of any law or loan document to which the Partnership and/or the Holding Company is subject, or (ii) any material breach of any material provision of this Partnership Agreement by the Indemnifying Party or any of its Affiliates which is not cured within the Cure Period.

(f) The foregoing provisions of this Section 17 shall survive any termination of this Partnership Agreement.

Section 18. Assignments.

(a) General Partner.

(i)	Except as otherwise provided in Section 18(c) or Section 18(d), the General Partner may not Transfer (as defined below) in whole or in part its general partner interest in the Partnership (including through a change in control of the ownership rights in the General Partner itself or any of its parent companies) without the prior written consent of a Majority in Interest of the Partners.

(ii)

If a General Partner transfers all of its general partner interest in the Partnership pursuant to this Section 18, the transferee shall be admitted to the Partnership as a general partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Partnership Agreement, which instrument may be a counterpart signature page to this Partnership Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor General Partner shall cease to be a general partner of the Partnership, and the parties hereto agree that following such an assigning General Partner ceasing to be a general partner of the Partnership in accordance with this Partnership Agreement, any remaining general partners of the Partnership, including a substitute General Partner, are hereby authorized to, and shall, continue the business of the Partnership without dissolution. Notwithstanding anything in this Partnership Agreement to the contrary, any successor to a General Partner by merger or consolidation shall, without further act, be the General Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Partnership Agreement and the Partnership shall continue without dissolution.

(b) Limited Partners. Except as otherwise expressly allowed in this Section 18, and subject in all events to the terms, conditions and limitations of the loan documents to which the Partnership and/or the Holding Company is subject, no Limited Partner may assign, sell, transfer, pledge, encumber or otherwise dispose, directly or indirectly (including through a change in control of the ownership rights in the Limited Partner itself or any of its parent companies) (“Transfer”) all or any portion of the direct or indirect Ownership Interests in the Partnership without the prior written consent of a Majority in Interest of the Partners, which consent shall not be unreasonably withheld; provided, however, that the consent of a Majority in Interest of the Partners shall not be required for (i) any Transfer by a Limited Partner of all or any portion of its Ownership Interest in the Partnership to an Affiliate of the transferring Limited Partner, or (ii) in the case of a Transfer by Migdal or the Menora Investors of all or any portion of its Ownership Interest in the Partnership to a Permitted Israeli Transferee, as long as the transferee Affiliate or Permitted Israeli Transferee agrees to be bound by the terms, conditions and limitations of this Partnership Agreement as a Limited Partner of the Partnership. All costs and expenses relating to any permitted transfer of an Ownership Interest in the Partnership shall be paid by the transferor or assignor Limited Partner and may be offset against any Partnership distribution to which the transferor or assignor Limited Partner would otherwise be entitled under the terms and conditions of this Partnership Agreement. Any permitted transferee or assignee shall only become a substituted Limited Partner after paying all costs and expenses of the substitution and agreeing to be bound by the terms of this Partnership Agreement. The parties acknowledge and agree that a Limited Partner’s transfer or assignment of his or its Ownership Interest in the Partnership to a transferee permitted under this Section 18 shall result in the release of the transferor or assignor from any liability it may have to the Partnership.

(c) Exception. Notwithstanding the provisions of Sections 18(a) and 18(b) above, but subject to the terms, conditions and limitations of any loan or financing documents to which the Partnership and/or the Holding Company is subject to, the Partners further agree as follows with respect to their Ownership Interests in the Partnership:

(i)

In the event any Partner (each, a “Selling Partner”) receives a written offer from a third party other than an Affiliate of such Partner (a “Third Party Offeree”) to purchase all or any portion of its Ownership Interest (the “Offered Interest”), and the Selling Partner desires to accept such offer, such Selling Partner shall first offer (an “Offer”) all (but not less than all) of the Offered Interest to the other Partners (the “Non-Selling Partners”) at the purchase price, based on the price of each percentage of Ownership Interest (“Price Per Percentage Interest”), and on the general terms and conditions, of the offer made by the Third Party Offeree and specified in the Offer (“Offering Terms”). Each Non-Selling Partner shall have the right (but not the obligation) to purchase all (but not less than all) of a percentage of the Offered Interest equal to a fraction, expressed as a percentage, the numerator of which is such Non-Selling Partner’s Ownership Interest and the denominator of which is the aggregate of all Non-Selling Partner’s Ownership Interests on the Offering Terms by giving notice to the Selling Partner of its election to exercise such right within thirty (30) days after receipt of the Offer. In the event that not all of the Non-Selling Partners elect to purchase their share of the Offered Interest as permitted in the immediately preceding sentence, the remaining Non-Selling Partners may, but shall have no obligation to, purchase all (but not less than all) of the remaining Offered Interest in accordance with their pro rata share (based on the aggregate of all the remaining Non-Selling Partners’ Ownership Interest) of the remaining Offered Interest, or in such proportions as such remaining Non-Selling Partners may agree, by giving notice to the Selling Partner of its/their election to exercise such right within ten (10) days after expiration of the 30-day period provided in the preceding sentence. Each Non-Selling Partner that has timely made such election is hereinafter called a “Purchasing Partner.” If a Purchasing Partner fails to close within sixty (60) days of receipt of the Offer (such sixty (60) day period the “60 Day Offer Period”), the Purchasing Partner shall be deemed to have rejected the Offer (“Deemed Rejection”). If, by virtue of a written rejection of the Offer, the failure to give timely notice exercising their right to purchase all of the Offered Interest or a Deemed Rejection (any of the foregoing an “Offer Rejection”), the Non-Selling Partners do not acquire the Offered Interest, the Selling Partner may proceed to sell all (but not less than all) of the Offered Interest to the Third Party Offeree on the Offering Terms during the sixty (60) day period following the end of the 60 Day Offer Period (such sixty (60) day period the “60 Day Sale Period”). If any sale by the Selling Partner is not concluded within the 60 Day Sale Period, the first offer provided for in this Section 18(c)(i) shall again apply to any Transfer of the Ownership Interest to any Third Party Offeree. In the event of any Transfer by the Selling Partner of all of its Ownership Interest in the Partnership (whether under this Section 18(c) or pursuant to the provisions of this Section 18 below), such transferee shall be entitled to all veto rights granted to the Selling Partner pursuant to this Partnership Agreement, if applicable.

Notwithstanding the foregoing, in the event the Selling Partner Transfers a portion of its Ownership Interest and the Selling Partner retains a portion of such Ownership Interest, any special voting or consent rights of the Selling Partner hereunder shall be exercised by the Selling Partner only, on behalf of both the Selling Partner and such transferee. CVOP and Ramot shall each not be permitted to become a Selling Partner and to exercise the rights of a Selling Partner under this Section 18(c)(i) until (X) in the case of CVOP, the earlier of (1) the expiration of the period ending forty eight (48) months after the Effective Date, (2) the date on which CVOP is removed as the General Partner pursuant to Section 8(d), and (3) the date on which CVOP is permitted to sell its interest in the Holding Company under the terms of the Holding Company Agreement, and (Y) in the case of Ramot, the earlier of (1) the expiration of the period ending sixty (60) months after the Effective Date, and (2) that date, if any, on which the aggregate Ownership Interests of Migdal and the Menora Investors in the Partnership is less than 40%. If CVOP or Ramot is the Selling Partner under this Section 18(b)(i), the transferee must be reasonably acceptable to Migdal and the Menora Investors in their good faith judgment.

(ii)	If Partners representing a Majority in Interest of the Partners desires to Transfer all (but not less than all) of their Ownership Interests in the Partnership to a Third Party Offeree, then the Partners representing a Majority in Interest of the Partners also shall have the right (but not the obligation) to cause all (but not less than all) of the other Partners (the “Remaining Partners”) to sell all of their Ownership Interests in the Partnership to the Third Party Offeree on the Offering Terms and based on the Price Per Percentage Interest. The exercise by Partners representing a Majority in Interest of the Partners of their rights under this Section 18(c)(ii) shall be evidenced in a written instrument delivered by the Partners representing a Majority in Interest of the Partners to the Remaining Partners no less than fifteen (15) days prior to the closing of the sale of the Offered Interest by the Partners representing a Majority in Interest of the Partners to the Third Party Offeree.

(iii)

If (x) the Selling Partner(s) are Migdal and the Menora Investors, and (y) as a result of the sale such Selling Partners will have sold in the aggregate more than 90% of the Ownership Interests in the Partnership that they owned as of the Effective Date, then in addition to the rights of the other Partners to elect to be Purchasing Partners under Section 18(c)(i) above, the remaining Partners may require, by the delivery of written notice to Migdal and the Menora Investors during the 60 Day Offer Period, that Migdal and the Menora Investors shall not consummate the Transfer unless such remaining Partners have been granted in writing the right and opportunity to sell all of its or their Ownership Interests in the Partnership to the Third Party Offeree on the same Offering Terms and at the same Price Per Percentage Interest. For the avoidance of doubt, in connection with any Transfer or aggregate Transfers by Migdal and the Menora Investors of more than 90% of their Ownership Interest in the Partnership to a Permitted Israeli Transferee, Ramot shall have the rights under this Section 18(c)(iii) to sell its Ownership Interests in the Partnership to such Permitted Israeli Transferee on the same terms and at the same price as the Permitted Israeli Transferee is acquiring the Ownership Interests of Migdal and the Menora Investors.

(d) If at any time CVOP sells a majority of its interest in the Holding Company pursuant to the provisions of Section 18(d) of the Holding Company Agreement, then the buyer(s) of CVOP’s interest in the Holding Company shall simultaneously purchase (i) CVOP’s entire Ownership in the Partnership, and (ii) CVOP’s Partner Loan, for an aggregate purchase price based on the Price Per Percentage Interest payable under the Holding Company Agreement (adjusted to reflect CVOP’s indirect ownership interest in the Holding Company though its interest in the Partnership).

(e) Subject to the second sentence of Section 18(b) and the terms, conditions and limitations of any loan documents to which the Partnership and/or the Holding Company are subject, in the event that a Partner becomes a debtor in a bankruptcy proceeding and such proceeding remains undismissed or unstayed for a period of more than sixty (60) days, each of the other Partners shall have the right, upon fifteen (15) days prior written notice to the bankrupt Partner, to purchase its pro rata share (based on Ownership Interests) of the Ownership Interest (or all, if the other Partners do not exercise their right) of the Partner in bankruptcy at fair market value (i.e. fair market value of the Partnership based on an independent appraisal multiplied by the Ownership Interest of the Partner in bankruptcy).

(f) In the event of any sale or transfer of an Ownership Interest pursuant to Sections 18(c), (d) or (e), (i) the Partners shall tender such documents of sale and transfer as are customary and mutually reasonably agreeable to the Partners, and (ii) each Partner shall pay its own legal fees in connection with such transaction.

(g) Notwithstanding anything to the contrary contained in this Partnership Agreement, if the provisions of any of Section 18(c) have been implemented by any Limited Partner, the other such Section may not be implemented by any other Limited Partner while the transaction under the first such Section remains pending.

(h) If, as a result of the partial transfer by a Limited Partner of its Ownership Interests, there are at any time more than two (2) Limited Partners of the Partnership who hold Ownership Interests, then whenever a Limited Partner exercises its rights or makes an election under Section 18(c) then all of the transferee Affiliates of such Limited Partner holding Ownership Interests shall be deemed to have exercised the same right or made the same election with respect to its Ownership Interests, as a result of which all such Limited Partners and their transferee Affiliates shall act collectively under this Section 18 with respect to their Ownership Interests (based on the aggregate Ownership Interests of all such Limited Partners.)

(i) Any party proposing to Transfer or purchase an Ownership Interest in the Partnership covenants and agrees to maintain as confidential any offer, offering terms, the negotiation and execution of any purchase agreement, and the existence and terms of any of the documents or information regarding the Property transmitted to it hereunder (“Confidential Information”) and shall not share or disclose any such Confidential Information to any third party other than to (i) the employees, directors, officers, and investors (prospective and current) of such party and/or its Affiliates and bona fide lenders and professional advisors and consultants, (ii) proposed third party transferees and other persons who have a need in each case to know the same in order to consider and/or engage in discussions and negotiations regarding such offer and the consummation of the purchase contemplated therein or perform due diligence or other services with regard thereto (and who in each case, shall have executed a nondisclosure agreement with respect to such Confidential Information) or (iii) as required by applicable law, rule, subpoena, interrogatory, civil investigation, demand or similar process or pursuant to the order of any court of competent jurisdiction requiring such disclosure.

Section 19. Resignation / Withdrawal.

Neither the General Partner nor any Limited Partner may resign or withdraw as a Partner of the Partnership.

Section 20. Admission of Additional Partners.

Subject to the terms of Section 18(b) of this Partnership Agreement, one or more additional limited partners of the Partnership may be admitted to the Partnership with the written consent of a Majority in Interest of the Limited Partners.

Section 21. Dissolution.

(a) Subject to the terms of Section 8(f) of this Partnership Agreement, the Partnership shall be dissolved, wound up and terminated, and its affairs shall be wound up upon the first to occur of the following:

(i)	the occurrence of an event of withdrawal (as defined in the Act) with respect to a General Partner, other than an event of withdrawal set forth in Section 16-402(a)(4) or (5) of the Act; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (i) if (1) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and shall carry on the business of the Partnership, or (2) if at such time there is no remaining General Partner, if within 120 days after such event of withdrawal, the Limited Partners agree in writing or vote to continue the business of the Partnership and to appoint, effective as the day of withdrawal, one or more additional General Partners, or (3) the Partnership is continued without dissolution in a manner permitted by the Act or this Partnership Agreement;

(ii)	there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act and this Partnership Agreement; or

(iii)	the entry of a decree of judicial dissolution under Section 16-802 of the Act.

Notwithstanding any other provision of this Partnership Agreement to the contrary, upon the occurrence of an event that causes the last remaining limited partner in the Partnership to cease to be a limited partner in the Partnership, to the fullest extent permitted by law, all of the Partners agree that the personal representative of such limited partner is hereby authorized to, and shall within ninety (90) days after the occurrence of the event that terminated the continued membership of such limited partner in the Partnership, agree in writing (i) to continue the Partnership, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute limited partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining limited partner of the Partnership in the Partnership.

Notwithstanding any other provision of this Partnership Agreement, upon the occurrence of any event that results in any general partner ceasing to be a general partner in the Partnership under the Act, to the fullest extent permitted by law, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner(s) of the Partnership is (are) hereby authorized to and, to the fullest extent permitted by law, shall carry on the business of the Partnership.

Notwithstanding any other provision of this Partnership Agreement to the contrary, the Bankruptcy or the occurrence of any event set forth in Sections 17-402(a)(4) and (5) of the Act of a general partner shall not cause such general partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(b) Notwithstanding any other provision of this Partnership Agreement, the Bankruptcy of a Limited Partner shall not cause the Limited Partner to cease to be a limited partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(c) In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be liquidated and applied to satisfy (whether by payment or by establishment of reserves therefor) creditors, including Partners who are creditors, and then to distribute the remaining funds to and among the Partners in accordance with the provisions of Section 14 hereof.

(d) The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Partnership Agreement and (ii)

the Certificate of Limited Partnership shall have been canceled in the manner required by the Act.

Section 22. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Partnership Agreement, to the fullest extent permitted by law, each of the General Partner and the Limited Partners hereby irrevocably waives any right or power that such Person might have to cause the Partnership or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership. No Partner shall have any interest in any specific assets of the Partnership, and no Partner shall have the status of a creditor with respect to any distribution pursuant to Section 14 hereof.

Section 23. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Partnership Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of the General Partner or the Limited Partners. Nothing in this Partnership Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Partnership Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 24. Severability of Provisions.

Each provision of this Partnership Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Partnership Agreement which are valid, enforceable and legal.

Section 25. Entire Agreement.

This Partnership Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 26. Binding Agreement.

Notwithstanding any other provision of this Partnership Agreement, the General Partner and the Limited Partner agree that this Partnership Agreement constitutes a legal, valid and binding agreement of the General Partner and the Limited Partners, and is enforceable against the General Partner and/or the Limited Partners in accordance with its terms.

Section 27. Governing Law.

This Partnership Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. The forum selected for any proceeding or suit related to a dispute among the Members or related to this LLC Agreement shall be in a federal or state court of competent jurisdiction located in Delaware, USA. The Members each consent to said courts’ personal jurisdiction over them, and waive any defense, whether asserted by motion or pleading, that Delaware, USA, is an improper or inconvenient venue.

Section 28. Amendments.

This Partnership Agreement may be modified, altered, supplemented or amended only upon written approval of (i) the General Partner and (ii) a Majority in Interest of the Partners. Notwithstanding the foregoing, any amendment to this Partnership Agreement that would adversely affect the federal income tax treatment to be afforded a Limited Partner with respect to its limited partner interest in the Partnership, adversely affect the liabilities of a Limited Partner under this Partnership Agreement, modify any consent and approval rights reserved by the Limited Partners in this Partnership Agreement, or change the method of allocation of income, loss, gain, deduction, credit, liabilities or the distribution of funds available for distribution under this Partnership Agreement, shall require the approval of the Limited Partner affected.

Section 29. Counterparts.

This Partnership Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Partnership Agreement and all of which together shall constitute one and the same instrument.

Section 30. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Partnership, to the Partnership at its address in Section 2, (b) in the case of the General Partner, to the General Partner at its address as listed on Schedule B attached hereto, (c) in the case of a Limited Partner, to such Limited Partner at its address as listed on Schedule B attached hereto, and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the undersigned, intending to be legally bound hereby, have duly executed this Limited Partnership Agreement effective as of the 1st day of December, 2011.

CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, as General Partner

	By:	/s/ John E. Carter
	Name:	John E. Carter
	Title:	Chief Executive Officer
	Date:	12/1/11

SERIES PEACHTREE OF GFI MIGDAL 1 LP, a Delaware limited partnership

By:	Migdal GP 1 LLC, a Delaware limited liability company, as General Partner

	By:	/s/ Bezalel Zucker
	Name:	Bezalel Zucker
	Title:	Chief Executive Officer
	Date:	12/1/11

	By:	/s/ Shlomo Gutman
	Name:	Schlomo Gutman
	Title:	Head of Real Estate
	Date:	12/1/11

	By:	/s/ Doron Sapir
	Name:	Doron Sapir
	Title:	Deputy Chief Executive Officer
	Date:	12/1/11

MM PARTICIPATING POLICIES RESIDENTIAL LP, a Delaware limited partnership

By:	Menora Mivtachim Investments US LLC, a Delaware limited liability company, as General Partner

	By:	/s/ Jony Tal
	Name:	Jony Tal
	Title:	Authorized Signatory
	Date:	12/1/11

	By:	/s/ Shai Kompel
	Name:	Shai Kompel
	Title:	Authorized Signatory
	Date:	12/1/11

MM PENSIONS RESIDENTIAL LP, a Delaware limited partnership

By:	Menora Mivtachim Investments US LLC, a Delaware limited liability company, as General Partner

	By:	/s/ Jony Tal
	Name:	Jony Tal
	Title:	Authorized Signatory
	Date:	12/1/11

	By:	/s/ Shai Kompel
	Name:	Shai Kompel
	Title:	Authorized Signatory
	Date:	12/1/11

MM NOSTRO RESIDENTIAL LP, a Delaware limited partnership

By:	Menora Mivtachim Investments US LLC, a Delaware limited liability company, as General Partner

	By:	/s/ Jony Tal
	Name:	Jony Tal
	Title:	Authorized Signatory
	Date:	12/1/11

	By:	/s/ Shai Kompel
	Name:	Shai Kompel
	Title:	Authorized Signatory
	Date:	12/1/11

RAMOT OFEK, LTD., an Israeli company

By:	/s/ Chaim Lipschitz
Name:	Chaim Lipschitz
Title:	Authorized Signatory
Date:	12/1/11

By:	/s/ Shlomo Margolin
Name:	Shlomo Margolin
Title:	Authorized Signatory
Date:	12/1/11

SCHEDULE A

Definitions

A.	Definitions

When used in this Partnership Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Partnership Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“Bankruptcy Action” means to institute proceedings to have a Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consenting to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or to make any assignment for the benefit of creditors of such Person, or to admit in writing such Person’s inability to pay its debts generally as they become due or to declare or effectuate a moratorium on payment of any obligations, or take any action in furtherance of any such action.

“Capital Account” means the capital account maintained for each Limited Partner in accordance with Section 704 of the IRC.

“Capital Contribution” means any cash contribution by a Limited Partner to the capital of the Partnership in accordance with Section 11 of this Partnership Agreement.

“Capital Transaction” means any sale, exchange, condemnation or other disposition of (i) all or any portion of the interests in the Holding Company held by the Partnership, (ii) all or any portion of the Property or (iii) any other material asset of the Partnership.

“Carrying Value” means (a) with respect to any property contributed to the Partnership by a Partner, the fair market value of such property, as determined in good faith by the Limited Partners, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts and (b) with respect to any other property of the Partnership, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property may be adjusted from time to time to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership property, as deemed appropriate by the Limited Partners.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on November 28, 2011, as amended or amended and restated from time to time.

“Closing Capital Account” has the meaning set forth in Section 12(d) of this Partnership Agreement.

“Control” means with respect to a specified person or entity, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over the managing member(s) or general partner or the election of more than one director or trustee (or persons exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity. “Controlling” and “Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 17(a).

“Cure Period” means (a) ten (10) days after written notice from a Partner specifying the occurrence of an event in connection with a monetary default, and (b) thirty (30) days after written notice from a Partner specifying the occurrence of an event in connection with a non-monetary default.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Carrying Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Limited Partners.

“Effective Date” has the meaning set forth in the preface above.”

“General Partner” means CVOP as the initial general partner of the Partnership and includes any Person admitted as a substitute general partner of the Partnership pursuant to the provisions of this Partnership Agreement, each in its capacity as a general partner of the Partnership.

“Holding Company” means 180 Peachtree Holdings, LLC, a Delaware limited liability company.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Limited Partners” means those Limited Partners set forth on Schedule B, as the initial limited partners of the Partnership, and includes any Person admitted as a substitute limited partner of the Partnership pursuant to the provisions of this Partnership Agreement, each in its capacity as a limited partner of the Partnership.

“Majority in Interest of the Partners” means Partners holding seventy-five (75%) of the Ownership Interests in the Partnership held by all Partners.

“Menora Investors” has the meaning set forth in the first paragraph of this Partnership Agreement.

“Migdal” has the meaning set forth in the first paragraph of this Partnership Agreement.

“Minimum Gain” means as of any date, means the amount determined under the IRC Section 704(b) Regulations by computing with respect to each nonrecourse liability of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of the Partnership property subject to that liability for no consideration other than full satisfaction of the liability and by then aggregating the separately computed minimum gains.

“Modified Negative Capital Account” means the balance of a Capital Account in excess of the portion of the deficit the Partner is deemed obligated to restore pursuant to the IRC Section 704(b) Regulations; provided, however, such “deemed” obligation shall not be interpreted to mean that there is any actual deficit capital account restoration obligation under the provisions of this Partnership Agreement.

“Opening Capital Account” has the meaning set forth in Section 12(c) of this Partnership Agreement.

“Ownership Interest” means the percentage partner interest of the Partners as set forth on Schedule B of this Partnership Agreement.

“Partner Nonrecourse Debt” means a nonrecourse debt of the Partnership which meets the definition of partner nonrecourse debt under Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Deduction” means items of loss, deduction and expenditure attributable to Partner Nonrecourse Debt under Regulation Section 1.704-2(i)(2).

“Partners” means any Person who is admitted as a partner of the Partnership, whether a General Partner, a Limited Partner, or both.

“Partnership” means MM Peachtree Holdings, LP, a Delaware limited partnership.

“Permitted Israeli Transferee” means an Israeli insurance company and/or pension or provident fund and/or financial institution that has a combined capital and surplus and/or assets under management of not less than US$1,000,000,000.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Profits” and “Losses” means, for purposes of computing the amount of Profits or Losses to be reflected in the Partners’ Capital Accounts, for each fiscal year or other period for which allocations to Partners are made, the Partnership’s taxable income or loss determined in accordance with Section 703(a) of the IRC, with the following adjustments (to the extent not otherwise taken into account in computing Profits or Losses):

(i)	any income of the Partnership that is exempt from federal income tax shall be added to such taxable income or loss;

(ii)	any expenditure of the Partnership described in Section 705(a)(2)(B) of the IRC or treated as IRC Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704 1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(iii)	in the event the Carrying Value of any Partnership asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Section 13;

(iv)	Book gain or book loss from a the sale or other disposition of any Partnership asset shall be taken into account in lieu of any tax gain or tax loss recognized by the Partnership by reason of such sale or other disposition;

(v)	in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss,

there shall be taken into account Depreciation for such fiscal year or other period, computed as provided herein;

(vi)	to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required pursuant to Regulations Section 1.704 1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Partnership asset) or loss (if the adjustment decreases the basis of the Partnership asset) from the disposition of the Partnership asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)	notwithstanding any other provision of this Partnership Agreement, any items specially allocated pursuant to Section 13 shall not be taken into account in computing Profits and Losses.

If the Partnership’s taxable income or loss for such fiscal year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Partnership’s Profits for such fiscal year or other period; and if a negative amount, such amount shall be the Partnership’s Losses for such Fiscal Year or other period.

“Property” means that certain property, together with improvements, located at 180 Peachtree Street, Atlanta, Georgia.

“Pro Rata” means an allocation based upon Ownership Interests.

“Regulations” means the federal income tax regulations issued under the IRC, as amended from time to time.

“Target Capital Account” means, with respect to any Partner for any taxable period, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution such Partner would receive if all of the property of the Partnership were sold for cash equal to the Carrying Value of such property, all liabilities of the Partnership were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the assets securing such liability), and the net proceeds of such hypothetical transactions and all cash otherwise available (after satisfaction of such liabilities) were distributed in full pursuant to Section 14 of this Partnership Agreement.

“Transfer” has the meaning set forth in Section 18(b) of this Partnership Agreement.

B.	Rules of Construction

Definitions in this Partnership Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Partnership Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Partnership Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Partnership Agreement.

SCHEDULE B

Partners

Name	Agreed Value of Capital Contribution	Company Interest

Carter/Validus Operating Partnership, LP 4211 W. Boy Scout Boulevard Suite 500 Tampa, FL 33607	$172,572	2.00%

Series Peachtree of GFI Migdal 1 LP c/o Naftali Weg, Esquire DLA Piper LLP (US) 6225 Smith Avenue Baltimore, MD 21209-3600	$4,070,098	47.19%

MM Participating Policies Residential LP c/o Richard T. Litton, Jr Harbor Group International, LLC 999 Waterside Drive; Suite 2300 Norfolk, VA 23510	$1,966,561	22.80%

MM Pensions Residential LP c/o Richard T. Litton, Jr Harbor Group International, LLC 999 Waterside Drive; Suite 2300 Norfolk, VA 23510	$853,901	9.90%

MM Nostro Residential LP c/o Richard T. Litton, Jr Harbor Group International, LLC 999 Waterside Drive; Suite 2300 Norfolk, VA 23510	$1,249,635	14.49%

Ramot Ofek Ltd. 96 Yigal Alon St., Building A Tel-Aviv 67891, Israel	$312,500	3.62%

	$8,625,267	100.0%

B-1